Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

RUBICON TECHNOLOGIES, INC.

(a Delaware corporation)

August 15, 2022

ARTICLE I
NAME

The name of the Corporation is Rubicon Technologies, Inc.

ARTICLE II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, Delaware 19904, Kent County. The name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
STOCK

Section 4.1 Authorized Stock. The total number of shares that the Corporation shall have authority to issue is 975,000,000 shares, of which 690,000,000 shares shall be designated as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 275,000,000 shares shall be designated as Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares shall be designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock, as such, and Class V Common Stock, as such, shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and each holder of Class V Common Stock shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board”). Except as otherwise provided under this Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of Class V Common Stock.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class V Common Stock shall not be entitled to receive any assets upon dissolution, liquidation or winding up of the Corporation.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article (including any Preferred Stock Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5 No Redemption; Cancellation. The Common Stock is not redeemable. One share of Class V Common Stock will be automatically cancelled upon the exchange of a Class B Unit (as defined herein) for a share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies Holdings, LLC (“Rubicon LLC”), as the same may be amended, modified, supplemented and/or restated from time to time (the “LLC Agreement”).

Section 4.6 No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

Section 4.7 Exchange.

(a) Rubicon LLC has issued units designated as “Class A Units” (each, a “Class A Unit”) and “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units is referred to herein as a “Class B Holder.”

(b) Pursuant to and subject to the terms of the LLC Agreement, each Class B Holder has the right to surrender a Class B Unit to Rubicon LLC (at which point one share of Class V Common Stock held by such Class B Holder will be automatically cancelled pursuant to Section 4.5 of this Certificate of Incorporation), in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein and in the LLC Agreement.

Section 4.8 Retirement of Class V Common Stock. If any outstanding share of Class V Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and upon such transfer shall be automatically retired and shall thereupon be restored to the status of an authorized but unissued share of Class V Common Stock of the Corporation.

Section 4.9 Further Issuances of Class V Common Stock. No shares of Class V Common Stock shall be issued at any time after the filing and effectiveness of this Certificate of Incorporation except to a Class B Holder in a number necessary to maintain a one-to- one ratio between the number of Class B Units and the number of shares of Class V Common Stock outstanding.

Section 4.10 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting Exchanges (as defined in the LLC Agreement), such number of shares of Class A Common Stock as shall be deliverable under the LLC Agreement to effect any such Exchanges.

Section 4.11 Protective Provisions. Until such time as no shares of Class V Common Stock (such number to be adjusted to account for any division (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation) remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 4.7, Section 4.10, this Section 4.11 or Section 4.12 (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class V Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

Section 4.12 Reclassifications, Mergers and Other Transactions.

(a) If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class V Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class V Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class V Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Rubicon LLC to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

(b) The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each share of Class V Common Stock together with one Class B Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, it would have been entitled to had it been exchanged into Class A Common Stock pursuant to the LLC Agreement immediately before such consolidation, merger, combination or other transaction (assuming for purposes of this determination that the Class B Holder was entitled to make such exchange). The consideration for each share of Class V Common Stock together with one Class B Unit shall be deemed to satisfy the immediately preceding sentence, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board in good faith) to maintain the relative voting power of each share of Class V Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.12(b) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding Class A Common Stock and (B) the holders of a majority of the outstanding Class V Common Stock, each of (A) and (B) voting as separate classes.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Classification.

(a) Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section 5.2.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation, shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

ARTICLE VI
STOCKHOLDER ACTION

Section 6.1 No Action Without Meeting. Except with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 6.2 Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board, the Chairman of the Board, or the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board.

ARTICLE VII
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII
CORPORATE OPPORTUNITY

Section 8.1 General. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 8.2 No Duty to Refrain, Communicate or Offer. No Non-Employee Director or his or her Affiliates or Affiliated Entities (collectively, the “Identified Persons” and each, individually, an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly: (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time; or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 8.3 hereof. Subject to Section 8.3 hereof, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (as defined below).

Section 8.3 Offers Presented Solely in Capacity as Director or Officer. Subject to Section 8.4 hereof, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such Non-Employee Director solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 8.2 hereof shall not apply to any such corporate opportunity.

Section 8.4 Matters Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; (c) is one in which the Corporation has no interest or reasonable expectancy; or (d) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate or Affiliated Entity over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Section 8.5 Certain Definitions. For purposes of this Article:

(a) “Affiliate” means: (i) when used in reference to the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) when used in reference to a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation);

(b) “Affiliated Entity” when used in reference to a member of the Board, means: (i) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation); (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person; or (iii) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and

(c) “Person” means any individual and any corporation, partnership, unincorporated association or other entity.

Section 8.6 Notice and Consent. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 8.7 Amendments; Non-Exclusivity. Neither the alteration, amendment, addition to or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

ARTICLE IX
AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, IX, and X of this Certificate of Incorporation.

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE X
LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination.

ARTICLE XI
FORUM FOR ADJUDICATION OF DISPUTES

Section 11.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any individual or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 11.2 Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any individual, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other individuals or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII
SOLE INCORPORATOR

The name and mailing address of the Sole Incorporator is as follows:

Name	Address
Osman Ahmed	60 W 23rd St, Apt 630 New York, NY 10010

ARTICLE XIII
EFFECTIVENESS

This Certificate of Incorporation shall be effective at 10:15 a.m. Eastern Time on August 15, 2022.

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I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of August, 2022.

RUBICON TECHNOLOGIES, INC.

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Sole Incorporator

Signature Page to Certificate of Incorporation